Filed Pursuant to Rule 424(b)(3)
Registration No. 333-185695

equinoxfunds.com c/o Phoenix American Financial Services, Inc. 2401 Kerner Boulevard San Rafael, CA 94901 P 1.877.837.0600 Opt #2 F 415.485. 4553

September 2015 Performance Update

Equinox Frontier Funds Supplement Dated September 30, 2015 to Prospectus Dated April 30, 2015.

Equinox Frontier Funds Class 2

EQUINOX FRONTIER FUNDS’ GOAL: To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

September performance for the Equinox Frontier Funds is detailed below:*

Equinox Frontier Funds Class 2	September 30, 2015	September 30, 2015	NAV / Unit
	MTD	YTD
Equinox Frontier Diversified Fund-2	5.14%	4.82%	$130.68
Equinox Frontier Long/Short Commodity	-0.83%	-1.51%	$109.67
Fund-2a
Equinox Frontier Masters Fund-2	4.12%	-1.55%	$126.54

Additional information, including monthly rates of return, concerning the aforementioned Funds and the Trading Advisor(s) is contained in the Prospectus and the respective Fund’s Appendix to the Prospectus.

*	The above table sets forth the actual performance of the Fund and Class as of September 30, 2015. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Fund.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF EQUINOX FRONTIER FUNDS

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

EQUINOX FRONTIER DIVERSIFIED FUND - Class 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2015

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$846,427.12
Unrealized trading gain (loss)	1,035,214.06
Less: Commissions	(46,546.86)
Less: Trading Fee paid to Managing Owner	(62,979.26)
Interest income	27,055.64

Total Income	1,799,170.70
EXPENSES
Broker service fees	6,641.76
Incentive fees	132,155.60
Management fees	49,603.38

Total Expenses	188,400.74

Net Income (Loss)	$1,610,769.96

Statement of Changes in Net Asset Value

	Units	Dollars	$‘s per unit
Net asset value, beginning of month	248,212.79251	$30,848,719.43	$124.28
Current month additions	8,853.37606	1,131,000.00
Current month redemptions	(541.23208)	(68,425.94)
Net income (loss) for current month		1,610,769.96	6.40

Net asset value, end of current month	256,524.93649	$33,522,063.45	$130.68

Monthly rate of return			5.14%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

EQUINOX FRONTIER DIVERSIFIED FUND - Class 2

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 2a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2015

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$24,948.19
Unrealized trading gain (loss)	(27,889.09)
Less: Commissions	(1,488.40)
Less: Trading Fee paid to Managing Owner	(2,714.48)
Interest income	845.10

Total Income	(6,298.68)
EXPENSES
Broker service fees	286.28
Incentive fees	1,409.89
Management fees	3,537.85

Total Expenses	5,234.02

Net Income (Loss)	$(11,532.70)

Statement of Changes in Net Asset Value

	Units	Dollars	$‘s per unit
Net asset value, beginning of month	12,783.32835	$1,413,665.53	$110.59
Current month additions	0.00000	0.00
Current month redemptions	(250.32540)	(27,653.61)
Net income (loss) for current month		(11,532.70)	(0.92)

Net asset value, end of current month	12,533.00295	$1,374,479.22	$109.67

Monthly rate of return			-0.83%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 2a

EQUINOX FRONTIER MASTERS FUND - Class 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2015

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$147,656.63
Unrealized trading gain (loss)	218,862.68
Less: Commissions	(7,410.75)
Less: Trading Fee paid to Managing Owner	(15,871.95)
Interest income	7,767.36

Total Income	351,003.97
EXPENSES
Broker service fees	1,674.03
Incentive fees	0.00
Management fees	19,791.99

Total Expenses	21,466.02

Net Income (Loss)	$329,537.95

Statement of Changes in Net Asset Value

	Units	Dollars	$‘s per unit
Net asset value, beginning of month	65,631.19332	$7,975,851.24	$121.53
Current month additions	284.88265	35,000.00
Current month redemptions	(420.45048)	(52,705.19)
Net income (loss) for current month		329,537.95	5.01

Net asset value, end of current month	65,495.62549	$8,287,683.99	$126.54

Monthly rate of return			4.12%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

EQUINOX FRONTIER MASTERS FUND - Class 2

EQUINOX FRONTIER DIVERSIFIED FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2015

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$1,461,619.94
Unrealized trading gain (loss)	1,744,870.79
Less: Commissions	(79,369.28)
Less: Trading Fee paid to Managing Owner	(107,325.57)
Interest income	46,101.02

Total Income	3,065,896.90
EXPENSES
Trading fees	0.00
Broker service fees	29,206.36
Incentive fees	225,278.82
Management fees	84,533.04

Total Expenses	339,018.22

Net Income (Loss)	$2,726,878.68

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	445,033.03657	$53,037,686.37	$119.18
Current month additions	13,203.56396	1,632,200.17
Current month redemptions	(6,906.17027)	(787,107.55)
Net income (loss) for current month		2,726,878.69	6.25

Net asset value, end of current month	451,330.43026	$56,609,657.68	$125.43

Monthly rate of return			5.25%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER DIVERSIFIED FUND

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2015

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$257,940.43
Unrealized trading gain (loss)	(291,596.27)
Less: Commissions	(15,220.52)
Less: Trading Fee paid to Managing Owner	(17,937.32)
Interest income	8,647.60

Total Income	(58,166.08)
EXPENSES
Trading fees	0.00
Broker service fees	7,818.55
Incentive fees	14,315.99
Management fees	49,111.83

Total Expenses	71,246.37

Net Income (Loss)	$(129,412.45)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	122,025.18138	$14,448,412.52	$118.41
Current month additions	216.66443	23,662.59
Current month redemptions	(1,754.32602)	(210,698.73)
Net income (loss) for current month		(129,412.45)	(1.12)

Net asset value, end of current month	120,487.51979	$14,131,963.93	$117.29

Monthly rate of return			-0.94%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

EQUINOX FRONTIER MASTERS FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2015

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$412,946.99
Unrealized trading gain (loss)	625,794.64
Less: Commissions	(20,886.03)
Less: Trading Fee paid to Managing Owner	(44,674.92)
Interest income	21,864.40

Total Income	995,045.08
EXPENSES
Trading fees	0.00
Broker service fees	16,151.33
Incentive fees	0.00
Management fees	55,706.32

Total Expenses	71,857.65

Net Income (Loss)	$923,187.43

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	198,781.88590	$22,680,799.75	$114.10
Current month additions	3,730.79296	421,822.93
Current month redemptions	(7,105.27066)	(802,114.35)
Net income (loss) for current month		923,187.43	4.75

Net asset value, end of current month	195,407.40820	$23,223,695.76	$118.85

Monthly rate of return			4.16%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER MASTERS FUND